EXHIBIT 99.1

Synthesis Energy Systems Announces its Australian Platform Company, Australian Future Energy, Names Kerry Parker Chief Executive Officer

HOUSTON, March 26, 2018 (GLOBE NEWSWIRE) -- Synthesis Energy Systems, Inc. (SES) (NASDAQ:SES), a global leader in the clean and efficient production of low-cost synthesis gas for high value energy and chemical products, announces that the Board of Directors of its Australian platform company, Australian Future Energy Pty Ltd (AFE), has appointed Mr. Kerry Parker as Chief Executive Officer. Mr. Parker previously served as Chief Financial Officer of AFE, since joining the Company in March 2017.

For the past two decades of his nearly 30-year career, Mr. Parker, a chartered accountant by background, has led and managed finance and commercial operations along with significant operational experience in a number of major companies in Australia’s resources sector including Arrow Energy, currently 50/50 owned by Shell and PetroChina, Santos Limited and Downer Group. During that time, he has had responsibility in co-managing approximately A$1.5 billion in resource development programs, including the first production-scale coal seam gas project in Australia; along with responsibility in securing approximately A$1.5 billion in equity and debt finance.

“Kerry is well placed to lead AFE in this next phase of growth as we commence to develop and commercialize our projects in the Townsville and Gladstone industrial regions of Queensland. On behalf of the AFE Board, we are pleased to have Kerry steering the business. He has developed a detailed understanding of AFE, its business model, and the markets and project development opportunities in our current portfolio, which includes the Pentland Coal Mine Project, Townsville Power Project, Gladstone Gas and Power Project, and Townsville Urea Project, and beyond,” said Stephen Lonie, Chairman of Australian Future Energy. “Our two major shareholders and co-founders Mr. Edek Choros and SES, along with the AFE Directors and Executive Team, are fully committed to bringing our portfolio of projects into development and operation in the near term.”

“We believe that we are on the threshold of exciting developments in Australia and are very pleased to have Kerry’s leadership in place now as we move to complete our next phase of funding for the remaining development of the clean energy syngas and coal resource projects now underway,” said Robert W. Rigdon, Vice Chairman of Synthesis Energy Systems and Deputy Chairman and Director of Australian Future Energy. “I have come to know Kerry over the past year and believe his commitment, drive and integrity along with his excellent commercial and financial skills will be a significant catalyst for the growth of AFE.”

Immediately prior to joining AFE, Mr. Parker served as Interim CEO for Carbon Energy Limited (ASX:CNX), September 2016-February 2017, where he was responsible for all operational, development, joint venture and financial activities with a focus on a convertible note facility re-financing; the realignment of a business relationship with the China joint venture partner, and negotiations with senior members of the Department of Natural Resources and Mines and Department of Environment and Heritage Protection. Mr. Parker’s career includes a six-year tenure with Arrow Energy Limited, formerly CH4 Gas Limited, where he served as CFO and Company Secretary, March 2003-October 2007. CH4 Gas Limited and Arrow Energy Limited were the pioneering companies for coal seam gas exploration, development, and production in Queensland and in Australia.

“I am very excited to assume my new role at AFE and look forward to continuing to work closely with the exceptional talent of both the AFE Board and Executive Team to help take the Company to the next level through a disciplined growth and development strategy that benefits all stakeholders,” said Mr. Parker. “Once we complete the current proposed financing, we believe that we will be well capitalized to complete the next phase of project development for the identified projects.”

About Synthesis Energy Systems, Inc.

Synthesis Energy Systems (SES) is a Houston-based technology company focused on generating clean, high-value energy from low-cost and low-grade coal, biomass and municipal solid waste through its proprietary technology for conversion of these resources into a clean synthesis gas (syngas) and methane. SES’s proprietary technology enables the production of clean, low-cost power, industrial fuel gas, chemicals, fertilizers, transportation fuels, and substitute natural gas, replacing expensive natural gas-based energy. SES’s technology can also produce high-purity hydrogen for cleaner transportation fuels. SES enables greater fuel flexibility for both large-scale and efficient small- to medium-scale operations close to fuel sources. Fuel sources include low-rank, low-cost high ash, high moisture coals, which are significantly cheaper than higher grade coals, waste coals, biomass, and municipal solid waste feedstocks. SES: Growth With Blue Skies. For more information, please visit: www.synthesisenergy.com.

About Australian Future Energy Pty Ltd

Australian Future Energy (AFE), Pty Ltd is a privately owned Australian company founded in 2014 by its primary shareholders, coal industry veteran Edek Choros and Synthesis Energy Systems, Inc. AFE was established to secure an ownership position in local resources, such as coal and biomass, for production of agricultural chemicals and energy using SES gasification technology that will reduce carbon dioxide emissions, and support Australian industry and regional growth.

As part of the formation of AFE, SES and AFE entered into a Master Technology Agreement whereby SES will share a portion of its earned license fee with AFE, and AFE will exclusively use SES technology, while SES will exclusively use AFE as its channel to the Australian market. Since formation, AFE successfully created Batchfire Resources, Pty Ltd in Australia, which completed the acquisition of the large 1 billion MT Callide operating coal mine in Queensland. AFE has also recently acquired ownership of the mine development lease for a 270 million MT JORC resource near Pentland, QLD. Coal resources, along with local renewable resources, will be used in combination to fuel the AFE projects. AFE continues to actively develop its first projects that will utilize SES’s efficient and low-cost clean syngas production technology.

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are forward-looking statements and are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Although SES believes that in making such forward-looking statements our expectations are based upon reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected by us. SES cannot assure you that the assumptions upon which these statements are based will prove to be correct. Please refer to our latest Form 10-K available on our website at www.synthesisenergy.com.

Contact:

MDC Group
Investor Relations:
David Castaneda
Arsen Mugurdumov
414.351.9758
IR@synthesisenergy.com

Media Relations:
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805.624.7624
PR@synthesisenergy.com